DYNASIL CORPORATION OF AMERICA
                       385 Cooper Road
             West Berlin, New Jersey 08091-9145
                       (856) 767-4600
               ______________________________

                       PROXY STATEMENT
               ______________________________

This Proxy Statement contains information related to the annual meeting of stockholders of Dynasil Corporation of America ("Dynasil" or the "Company") to be held on
Wednesday, February 3, 2010, at 10:00 A.M., local time, at the Radiation Monitoring Devices subsidiary of the Company, 44 Hunt Street, Watertown, Massachusetts 02472, and at any adjournment or adjournments thereof. The mailing date for this proxy statement, along with the proxy form and 10-K annual report, is on or about January 6, 2010.


ABOUT THE MEETING

What is the purpose of the annual meeting?

At the Company's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, a proposal to adopt a new Stock Incentive Plan to replace the plan adopted in 1999, and ratification of the Company's independent auditors. In addition, the Company's management will report on the performance of the Company during fiscal year 2009 and respond to questions from stockholders.

Who is entitled to vote?

Stockholders  of  record at the close  of  business  on  the record date, December 7, 2009, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement or similar document or record reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 12,378,018 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board's recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

-  For Election of the Nominated Slate of Directors (see page
   4);
- For Approval of the 2010 Stock Incentive Plan to Replace the 1999 Stock Incentive Plan Adopted in 1999
   (see page 12);
-  For Ratification of the Appointment of Haefele, Flanagan &
   Co., p.c., as the Company's Independent Auditors
   (see page 15).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of directors. The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, a "WITHHOLD AUTHORITY" will have the effect of a negative vote.

Other items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                       STOCK OWNERSHIP

Who are the largest owners of the Company's stock?

As of December 7, 2009, Dr. Gerald Entine, President of the Company's RMD Research subsidiary and a director of the
Company, owned 35.2% of the outstanding shares of the Company's common stock and Mr. Craig Dunham, President, CEO and a director of the Company, owned 20.2% of the
outstanding shares of the Company's common stock.   See  the
table and notes below.

How many shares of stock do the Company's directors and executive officers own?

The following table and notes set forth the beneficial ownership of the common stock of the Company as of December 7, 2009, by each person who was known by the Company to beneficially own more than 5% of the common stock, by each director and named executive officer who owns shares of common stock, and by all directors and executive officers as a group:


Title   Name and Address          No. of Shares   Percent
 of     Of Beneficial Owner       and nature of     of
Class                              Beneficial     Class
                                  Ownership(1)

Common  Craig Dunham (1) (4)        2,515,715        20.3%

Common  Gerald Entine (7)           4,363,098      35.2%

Common  James Saltzman (1)(2)(3)      743,490       5.8%

Common  Peter Sulick (1) (6)          929,502       7.3%

Common  Cecil Ursprung (1)(5)         295,878       2.3%

Common  Laura Lunardo (1)             156,391       1.3%


      All Officers and              9,049,828     67.05%
      Directors as a Group
      (1)

(1) The numbers and percentages shown include shares of common stock issuable to the identified person pursuant to stock options exercisable within 60 days. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of share of common stock owned by any other stockholders. The number of shares outstanding on December 7, 2009 was 12,378,018.

(2) James Saltzman disclaims beneficial ownership of the 243,206 shares owned by Saltzman Partners.

(3) Includes options to purchase 144,648 shares of the Company's common stock at $4.00 per share, options to purchase 54,873 shares of the Company's common stock at $3.06 per share, options to purchase 91,124 shares of the Company's common stock at $1.58 per share, options to purchase 66,667 shares of the Company's common stock at $2.00 per share and shares of Series C Preferred Stock that are convertible into 40,400 shares of common stock.

(4) Includes shares of Series C Preferred Stock that are convertible to 20,000 shares of common stock and 1,000,000 shares of common stock held in the Dunham Family Limited Liability Company of which Mr. Dunham is the sole managing member and over which he has sole dispositive and voting power.

(5) Includes options to purchase 80,000 shares of the Company's common stock at $2.00 per share, options to purchase 31,356 shares of the Company's common stock at $3.06 per share, options to purchase 60,749 shares of the Company's common stock at $1.58 per share, and shares of Series C Preferred Stock that are convertible into 100,000 shares of common stock.

(6) Includes options to purchase 80,000 shares of the Company's common stock at $3.08 per share, options to purchase 51,389 shares of the Company's common stock at $3.06 per share, options to purchase 138,373 shares of the Company's common stock at $1.58 per share, options to purchase 41,871 shares of the Company's common stock at $2.65 per share and shares of Series C Preferred Stock that are convertible into 100,000 shares of common stock.

(7) Includes shares held in the names of his family and children's trusts.

                           ITEM 1

                    ELECTION OF DIRECTORS

Seven (7) directors will be elected to hold office subject to the provisions of the Company's by-laws until the next Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. This represents the proposed expansion of the Company's board of directors from five to seven members. The primary reasons for expanding the number of directors are to broaden the business experience on the Board and to increase the number of independent directors available to serve on committees for more effective corporate governance. The vote of a majority of the votes entitled to be cast by stockholders present in person or by proxy, is required to elect members of the Board of Directors. The following table sets forth the name, age, position with the Company and respective director service dates of each person who has been nominated to be a director of the Company:



Name              Age   Position              Director Since
----              ---   --------              --------------
Peter Sulick      59    Chairman of Board,
                        Chairman of Audit
                        Committee                  2008
Craig T. Dunham   53    President, CEO,
                        Director                   2004
James Saltzman    66    Vice Chairman of
                        Board                      1992
Cecil Ursprung    65    Director                   2007
Gerald Entine     66    Director,
                        RMD Research President     2009
Michael Joyner    51    Director
David Kronfeld    62    Director


THE  BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES
LISTED BELOW.

Business Experience of the Directors

Craig Dunham, 53, Dynasil President and CEO, invested in Dynasil and then joined the Company in October 2004 as President, CEO and a director. Prior to joining Dynasil, he spent about one year partnering with a private equity group to pursue acquisitions of mid-market manufacturing companies. From 2000 to 2003, he was Vice President/General Manager of the Tubular Division at Kimble Glass Corporation. From 1979 to 2000, he held progressively increasing leadership responsibilities at Corning Incorporated in manufacturing, engineering, commercial and general management positions. At Corning, he delivered results in various glass and ceramics businesses including optics and photonics businesses. Mr. Dunham earned a B.S. in Mechanical Engineering and an M.B.A. from Cornell University.

Peter Sulick, 59, Chairman, Audit Committee Chairman, and the Board's Financial Expert, joined the Board on June 12, 2008. Mr. Sulick is currently President and CEO of AmeriSite, LLC, a family-owned real estate development and investment company. Mr. Sulick's business background includes the founding of Independence Broadcasting Corporation, PowerFone Inc., SSPCS Corp. and AmeriSite, LLC. Starting in 1985, Mr. Sulick founded and led telecommunications companies that were later acquired by Nextel and T-Mobile. In the early part of his career, Mr.
Sulick was a principal financial officer for Cablevision Systems and has also held several senior-level financial positions at the Communications Operations Group of ITT. He began his career in the audit department at Arthur Andersen & Co, in New York City following graduate school. He is a certified public accountant who earned his MBA in finance from the University of Massachusetts and a B.S. in Business Administration from The Citadel.

James Saltzman, 66, Vice Chairman, has been a member of the Board since 1992. From January 1999 to September 2009, Mr. Saltzman was Dynasil's Chairman. Mr. Saltzman has been involved  in  the  investment community since  October  1969
where   he   has  invested  in  both  public   and   private
corporations. He helped found several companies which have been purchased by larger corporations, most recently Without-a-Box which was purchased by Amazon.com. In recent years, he has been a key source of potential acquisitions for Dynasil, including Optometrics and RMD. Mr. Saltzman earned a BA degree from Franklin & Marshall College.

Cecil Ursprung, 65, Director, has been a member of the Board since February 1, 2007. Mr. Ursprung is the retired Chairman and CEO of Reflexite Corporation in Avon, Connecticut, a manufacturer of reflective products to enhance safety and optical films used to manage light in LCD displays. He had been with Reflexite since 1983 and led the revenue growth of that company from $2.5 million to approximately $100 million. He is a frequent speaker on topics such as business strategy development, employee motivation, business ethics, executive compensation, employee ownership and the effective use of outside boards. His education includes a degree in Economics and Finance from Baylor University, an MBA from Washington University in St. Louis, and post-graduate work at the University of Michigan.

Dr. Gerald Entine, 66, Director and RMD Research President, is a founder and former majority stockholder of RMD, Inc and RMD Instruments, LLC. He was elected to the Dynasil Board of Directors on June 24, 2009. He has more than 40 years of experience in both applied and basic scientific research in optics, nuclear sensors and instrumentation and related physics or biophysics-based technologies. Dr. Entine received his B.Sc. in Physics/Biophysics and M.A. in Physics from the University of Pennsylvania. He received his Ph.D. in physics from the University of California at Berkeley under the direction of two Nobel Laureates: Dr. Melvin Calvin and Dr. Owen Chamberlain. Dr. Entine then joined Tyco Laboratories, a high technology research center in Boston, and conducted studies in semiconductor sensors until 1974, when he founded RMD with technology that RMD acquired from Tyco. Dr. Entine continues to be involved in research, and has been the Principal Investigator on numerous research contracts and grants funded privately and by government. Dr. Entine is currently an Adjunct Research Assistant Professor in the Department of Neurology at the Bowman Gray School of Medicine. His publications include works in Physics and Instrumentation (48), Basic Chemistry (22), and Medicine & Biophysics (51).

Michael Joyner, M.D., 51, nominee for Director, serves as the Associate Dean for research at Mayo Clinic and is the current Deputy Director for Research at Mayo Clinic in Rochester, Minnesota, as well as the associate program director of Mayo's Center of Translational Science Activities and a consultant in the Department of Anesthesiology. Dr. Joyner is recognized with the distinction of a named professorship, the Frank R. and Shari Caywood Professorship. He received his undergraduate and medical degrees from the University of Arizona. Dr. Joyner's work has been funded continuously by the NIH since the early 1990s. He held important editorial positions for key journals, served as an NIH study section member, and has received numerous national and international awards for his work on muscle blood flow and human physiology. A number of Dr. Joyner's former fellows now direct independent research programs in the United States, Canada, Europe and Japan.

David Kronfeld, 62, nominee for Director, founded JK&B Capital (JK&B), a venture capital firm focused in the software, information technology and communications markets with over $1.1 billion of cumulative capital under management. Mr. Kronfeld is an experienced venture capital investor and telecommunications industry executive with over 30 years of experience. Prior to forming JK&B, Mr. Kronfeld was a General Partner at Boston Capital Ventures (BCV) where he focused on making venture capital investments in telecommunications and software companies. Before joining BCV, Mr. Kronfeld was Vice President of Acquisitions and Venture Investments with Ameritech where he was responsible for directing venture capital investments in a broad array of telecommunications-related companies and all of Ameritech's mergers and acquisitions activities. In addition, Mr. Kronfeld was a Senior Manager at Booz Allen & Hamilton and a Systems Analyst at Electronic Data Systems (E.D.S.). He has been on four public company boards, and currently sits on the board of directors of NeuLion, Inc. In addition, he has served on over 30 private company boards of directors. Mr. Kronfeld earned a Bachelor of Science in Electrical Engineering with high honors and a Master of Science in Computer Science from Stevens Institute of Technology, and a Master of Business Administration from The Wharton School of Business.

The Board believes that all five outside director nominees meet applicable standards for independence and therefore, if all the nominees are elected, the Dynasil Board will have a majority of independent Directors. Board members are expected to attend the Annual Meeting of Stockholders and all directors attended last year's meeting.

The Board held thirteen scheduled meetings in fiscal 2009. All Directors attended all meetings during fiscal year 2009. There were five scheduled audit committee meetings in fiscal 2009 and all committee members attended all meetings. Compensation committee meetings were conducted in conjunction with regularly scheduled Board meetings.

How are directors compensated?

Directors' Compensation

According to a policy begun in July 2008, each non-employee Director is paid $36,000 per year, with at least 50% of that amount to be paid in the form of stock options. Directors are required to attend regularly scheduled quarterly Board Meetings, as well as additional special meetings. In addition, in view of their additional responsibilities and obligations, during fiscal 2009, the Chairman received an additional $9,000 per year and the Audit Committee Chairman and Board's Financial Expert received an additional $5,000 per year. The July 2008 change was initiated to provide competitive directors' compensation commensurate with the tripling of Dynasil's revenues resulting from the July 1, 2008 acquisition of RMD. Prior to making that change, and during multiple board meetings, Dynasil's Directors reviewed directors' compensation data from the National Association of Corporate Directors ("NACD") and Silicon Valley companies and engaged in extensive discussions regarding the appropriate level of directors' compensation. This data was used to revise the directors' compensation to a level that Dynasil's Directors believed was comparable to that paid by similar companies. Further, one of the best practices recommended by the NACD data was to pay at least half of directors' compensation in stock or stock options. Accordingly, the Dynasil Directors revised their compensation package to pay 50% of Directors' fees in stock options which are issued on an annual basis following the election of Directors at the annual meeting. For the remaining 50% of Directors' fees, each Director has the choice to be paid in any combination of monthly cash payments, quarterly stock payments (at the quarter's average market price) and/or annual stock options. The terms for the stock options generally include a three to five year exercise period from the initial issue date, an exercise price set at a 33% premium to the market price at the time of issue and the value is determined based on Black-Scholes methodology. In addition, all reasonable expenses incurred in attending meetings are reimbursed by the Company and Directors are eligible for other stock options and grants.

In  July  2009,  First  Niagara Consulting,  an  independent compensation consulting firm, was engaged to review the Company's Board and Chair compensation program as compared to the programs offered by comparable companies. The analysis was based on 2008/2009 ECS and NACD Director Compensation Surveys and showed that Dynasil's overall directors' and audit committee chair compensation levels were moderately lower than comparable companies. In view of current economic conditions, the Board elected not to change its compensation programs in those areas. However, the analysis of Dynasil's Board chair compensation level indicated a significant shortfall relative to comparable companies. The Company's disinterested directors unanimously concluded that the then current Chairman, Mr. James Saltzman, had recently and was continuing to provide services to Dynasil which warranted targeting the 75th percentile of market for similar sized public companies and that the comparable compensation for that level of services was approximately $80,000 per year. As a result, effective August 1, 2009, the annual fees paid to Mr. Saltzman for his services as the Company's Chair were increased from $9,000 to $44,000 to equal total compensation of $80,000. In recognition that past Directors' fees paid to Mr. Saltzman had not adequately reflected the value to the Company of the services provided and responsibilities handled by Mr. Saltzman as Chair of the Company, the Company's disinterested directors also authorized a one-time equity grant of $85,000 to Mr. Saltzman. Fifty percent (50%) of that one time grant to Mr. Saltzman was paid in the form of common stock and the remainder was in the form of stock options at a strike price of $2 per share that shall vest over a three year period.

On September 11, 2009, Mr. Peter Sulick was unanimously elected Chairman of the Dynasil Board of Directors, with an increase in his total annual compensation rate from $41,000 to a total of $65,000 per year, which approximates the median market compensation of board chairs for similar sized public companies. In addition, on October 13, 2009, in recognition of the significant time commitment expected as Chairman, Mr. Sulick was granted options to acquire 400,000 shares of Dynasil common stock at an exercise price of $4.00 per share that vest quarterly over a four year period. On September 11, 2009, Mr. Saltzman assumed the newly created position of Vice Chairman without any change in his compensation.

Additional details of the comparable company data used to revise Director's compensation as well as additional details regarding the plan is available in the Company's Periodic Report on Form 8-K dated July 15, 2008. These fees are in addition to fees paid or stock or option awards that may be paid or granted to induce an individual to join Dynasil's Board of Directors.


                          Fees earned or Paid in:
                           Stock     Option      All other
Name            Cash($)    awards($) awards($)  compensation($)  Total($)
--------       ----------- --------  --------   --------------   --------
James Saltzman
(1)(4)             23,834   26,416    85,585                     $135,835

Cecil Ursprung
(1)(2)                      18,000    18,000                       36,000

Peter Sulick
(1)(3)                       5,750    53,000                       58,750


(1) On March 1, 2009, stock options were issued to all three outside Directors to cover their standard stock option portion of Directors' fees plus the cash, stock or options portion of their fees which they elect to receive in stock options through February 2010. These options were issued at $1.58 per share, which was 33% above the market price of $1.19 per share with a three year term. A total of 290,246 options were issued with a total Black-Scholes value of $86,000.

(2) Mr. Ursprung elected to receive 100% of the cash, stock or options portion of his Directors' fees in shares of Dynasil common stock which was issued at quarter average market prices which ranged from $1.06 to $1.65 per share. A total of 12,578 shares of common stock were issued with an aggregate market value of $18,000 at time of issue and for an average price per share of $1.43 per share.

(3) Since March 1, 2009, Mr. Sulick has elected to receive 100% of the cash, stock or options portion of his Directors' fees, as well as his compensation for chairing the Audit Committee in options. During the period from October 1, 2008 to February 28, 2009, Mr. Sulick's 2008 Director's compensation was paid in options previously issued in July of 2008 and the remaining $5,750 in the form of Dynasil common stock issued at quarter ending market prices which ranged from $1.06 to $1.65 per share. A total of 3,725 shares of common stock were issued with an aggregate market value of $5,750 at time of issue and for an average price per share of $1.54 per share. Mr. Sulick was granted 41,871 stock options on September 30, 2009 as payment for 6 months of chairing the Board of Directors. At that time, the most recent market price was $1.99 per share, the option exercise price was $2.65 per share, the options granted had a three year exercise period, and were valued at $12,000.

(4) Mr. Saltzman elected to receive 100% of the cash, stock or options portion of his Directors' fees in cash for basic Board fees. Mr. Saltzman elected to receive the $9,000 for being Chairman of the Board of Directors in options. Effective August 1, 2009, the annual fees paid to Mr. Saltzman for his services as the Company's Chair were increased from $9,000 to $44,000. Additionally, in recognition that previous directors' fees paid to Mr.
Saltzman had not adequately reflected the value to the Company of Mr. Saltzman's services and responsibilities as Chair of the Company, a one-time equity grant of $85,000 was made to Mr. Saltzman. This grant was in the form of 22,772 shares of common stock, which at the then market price of $1.16 per share had a value of $26,415 at the time of issue, with the remainder in the form of options to acquire 200,000 shares of stock at an exercise price of $2 per share (60% above the then current market price) that vest over a three year period, with a Black-Sholes value of $58,585.

What committees has the Board established?

Compensation Committee. The Compensation Committee is responsible for negotiating and approving salaries and employment agreements with officers of the Company. The committee currently consists of Messrs. Saltzman, Sulick and Ursprung. The Compensation Committee does not currently have a charter and current compensation practices are outlined in the Director Compensation and Executive Compensation sections of this proxy document. Formalization of Compensation Committee functions is planned as part of the proposed Board expansion described elsewhere in this Proxy Statement.

Audit Committee. The Audit Committee currently consists of Messrs. Sulick, Saltzman and Ursprung. Mr. Sulick is the Audit Committee Chairman and its Financial Expert. The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines, compliance with federal procurement and other laws and regulations, and other matters. The Audit Committee recommends to the Board of Directors the selection of the Company's outside auditors, reviews their procedures for ensuring their independence with respect to the services performed for the Company and approves their compensation.

The Audit Committee is composed of outside directors who are not officers or employees of the Company. In the opinion of the Board, these directors are independent of the Company's management and free of any other relationship that would interfere with their exercise of independent judgment as members of this committee.

The Board of Directors approved and adopted a formal written Audit Committee Charter on March 5, 2001 and amended it on December 18, 2008. This Charter was adopted in accordance with quotation standards promulgated by NASDAQ and the Sarbanes-Oxley Act of 2002 ("SOX"). The amended Charter was filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended September 30, 2008.

Nominating Committee: Due to the small size of the Board, there has not been a separate standing nominating committee. The Company expects that the proposed expansion of the Board to seven Directors will result in the formation of a formal nominating committee. For nominations for the February 3, 2010 Annual Stockholders Meeting to which this Proxy Statement relates, an ad-hoc nominating committee was established comprised of Messrs. Saltzman (Chair) and Dunham and Dr. Entine, the latter two of whom hold an aggregate of 55.5% of the Company's outstanding shares of common stock as of the record date for that Meeting. Notwithstanding the composition of that ad-hoc committee, both Dr. Joyner and Mr. Kronfeld, the new nominees for director, were initially recommended by outside Directors. The full Board approved the director nominations recommended by the ad-hoc committee. The Company does not currently have a formal nomination process or nominating committee charter but anticipates the creation of a formal, standing nominating committee in the near future. So far as the Company can determine, no nominees for director have ever been recommended by non-director security holders. As a result, the Company does not currently have a policy regarding such nominations.
REPORT  OF  THE  AUDIT COMMITTEE OF DYNASIL  CORPORATION  OF
AMERICA

December 17, 2009

To the Board of Directors of Dynasil Corporation of America:

We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the fiscal year ended September 30, 2009.

We have discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board, and have discussed with the independent accountants the accountants' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

                                        By:        /s/ Peter
                                        Sulick
                                             Peter Sulick,
                                              Chairman

                                        By:        /s/ James
                                        Saltzman
                                             James Saltzman


                                        By:        /s/ Cecil
                                        Ursprung
                                             Cecil Ursprung

                                        Audit Committee


                   EXECUTIVE COMPENSATION

                 Summary Compensation Table
                 --------------------------


Name and				     Stock         Option      All Other
Position     Year    Salary ($)    Bonus ($) Awards ($)    Awards ($)  Compensation($)  Total ($)
------------ ------  -----------  ---------- -----------  ----------- ----------------  ----------

Craig Dunham  2009  175,000                                                               175,000
President     2008  150,000        63,000                                                 213,000
and CEO

Gerald Entine 2009  325,000                                                19,312         344,315
RMD Research  2008   81,250                                                 4,828          86,078
President

Laura Lunardo 2009  118,076        10,488                                   3,931         132,495
COO-          2008  115,931        41,928                                  12,492         170,351
Optometrics


Executive Compensation Philosophy

Dynasil's  current  executive  compensation  philosophy   is
outlined below. When companies are acquired, we typically do not immediately change existing salary and benefits so there may be significant differences versus our compensation
philosophy  for  extended  periods  of  time.    We   prefer
employees   to  be  "at  will"  in  general  but  employment
agreements  are  utilized  where  the  Board  sees   it   as
advisable.   The Board will deviate from these  philosophies
when  necessary  to  attract and retain strong  people.   An
equity compensation plan for employees and executives is currently being investigated. Here are the key points of our current executive compensation philosophy:
- Moderate base pay where the midpoint of the Company's salary is typically set at 90%-100% of the median salary for
  comparable  companies  from  a  national  salary   survey.
  Adjustments may also be made for differences in regional salary costs. National salary survey data is routinely used for annual executive compensation reviews. The current
  salary   survey  being  used  is  the  National  Executive
  Compensation  Survey  by  The  Management  Association  of
  Illinois in cooperation with nineteen other Employer Association Group members. This survey provides data according to company size.
- Excellent incentive compensation to offset the moderate base pay and provide strong rewards for strong performance.
-   Competitive benefits.
-   No perquisites or "perks".

In order to ensure that stockholders get a reasonable return on their investment prior to the payment of corporate executive bonuses, the current corporate bonus plan includes a formula approved by Dynasil's Board each year to determine the maximum allowable bonus payout. For fiscal year 2009, the maximum allowable "corporate bonus pool" payout was limited to 15% of Dynasil's net profits before taxes after subtracting an amount equal to a 12% annual return on Dynasil's stockholders' equity (using the average stockholders' equity based on quarterly balance sheets). For fiscal year 2010, the maximum allowable "corporate bonus pool" payout will be limited to 12% of Dynasil's operating income (before interest and taxes) after subtracting an amount equal to a 12% annual return on Dynasil's stockholders' equity (using the average stockholders' equity based on quarterly balance sheets). In the event that the sum of individual bonuses exceeds the maximum allowable bonus payout, all bonus payouts are reduced by the percentage required to not exceed the maximum bonus payout. For fiscal year 2009, Dynasil profitability equaled the 12% return to stockholders, but did not exceed that level. Therefore, no corporate bonuses were or will be paid with respect to that year. Each corporate executive has a targeted bonus percentage with a "balanced scorecard" set of objectives which includes 25% to 50% of the bonus calculation based on corporate profitability. The objectives for each executive are mostly numerical objectives such as profit and revenue dollars, but they may also be based on completion of milestone objectives. Corporate bonus payouts are made on an annual basis after audited financial results are completed and must be approved by the Board prior to payout. The current corporate participants in this bonus plan are the CEO, CFO and Controller.

The employment agreement with Craig T. Dunham, President and CEO, commenced on October 1, 2004 for an initial three-year period, after which it automatically renews for one-year terms, unless terminated by either party upon ninety days written notice prior to the end of any term or for cause.
Under the terms of the employment agreement, Mr. Dunham works full time for the Company and if Dynasil terminates the agreement for any reason other than "cause" (as defined), he is entitled to receive 30% of his base salary at the time of termination plus continued health care benefits for six months. Effective October 1, 2007, the Compensation Committee increased Mr. Dunham's base salary to $150,000 and modified his bonus plan. In view of the Company's significant growth in fiscal year 2008, the Compensation Committee increased Mr. Dunham's base salary to $175,000, which the Board believed was equivalent to 90% of the median salary for chief executive officers of comparably sized entities. For fiscal year 2009, Mr. Dunham's bonus was targeted at 60% of his base pay but there were no corporate bonuses paid as described above. For fiscal year 2010, Mr. Dunham's bonus is again targeted at 60% of base pay with 50% weighting on operating profits and the remainder calculated based on revenue, acquisitions and commercialization results.

An employment agreement with Laura Lunardo, Chief Financial Officer of the Company through December 15, 2008 and Chief Operating Officer of its Optometrics Corporation subsidiary ("Optometrics"), commenced on March 9, 2005 and ended on March 10, 2008 when she became an "at will" employee consistent with the Company's current executive compensation philosophy. On March 10, 2008, Ms. Lunardo's salary was increased from $100,000 to $125,000 and her individual bonus remained at 5% of Optometrics' net profits before taxes. In order to be consistent with the Company's executive compensation philosophy, perquisites that were previously provided to Ms. Lunardo are being phased out. In accordance with that philosophy, a 6% extra contribution to Ms. Lunardo's 401(k) pension plan and health club benefit were eliminated effective March 2008 and her company car benefit was eliminated when the car lease ended in April 2009. Otherwise, Ms. Lunardo has standard Optometrics benefits. For fiscal year 2008, the Board of Directors awarded Ms. Lunardo an additional $10,000 cash bonus for her contributions as its interim Chief Financial Officer and role in implementing the Company's management controls project pursuant to the Sarbanes-Oxley Act of 2002.

As part of the Company's acquisition of RMD, employment agreements were entered into with RMD's former owners that maintained their compensation at then current levels. Dr. Gerald Entine's Former Owner Work Continuation Agreement provides for Dr. Entine's employment as RMD's President for a period of 18 months starting July 1, 2008, extendible by mutual agreement for an additional 6 months thereafter. Under that agreement, Dr, Entine receives a base salary of $325,000 per year, business expense reimbursements (including reimbursement for home office expenses) and standard RMD employee benefits. The agreement also requires Dr. Entine to maintain confidentiality and not compete with Dynasil or RMD for a five year period. If Dynasil or RMD terminates the agreement for any reason other than "cause" (as defined), Dr. Entine is entitled to receive 20% of his base salary at the time of termination. The terms of the agreement are similar to Dr. Entine's pre-transaction compensation package, although it is not consistent with Dynasil's current executive compensation philosophy.

Mr. Jacob Paster's Former Owner Work Continuation Agreement provides for Mr. Paster's employment as Vice President of RMD Instruments for a period of 24 months starting July 1, 2008. Under that agreement, Mr. Paster receives a base salary of $250,000 per year, vested options exercisable for a 3 year period starting July 1, 2008 to acquire 100,000 shares of Dynasil common stock at an exercise price of 33% above market price, options exercisable for a 3 year period starting July 1, 2008 to acquire an additional 20,000 shares of Dynasil's common stock at an exercise price of 33% above market price which were cancelled on October 15, 2009 because RMD Instruments did not meet certain revenue objectives, customary business expense reimbursements, reimbursement for apartment rental expense of $2,625 per month through October 2008 and customary employee benefits. The agreement also requires Mr. Paster to maintain confidentiality and not compete with Dynasil or RMD for a five year period. If Dynasil or RMD terminates the agreement for any reason other than "cause" (as defined), Mr. Paster will be entitled to receive 20% of his annual base pay at the time of termination. The base compensation in the agreement is similar to Mr. Paster's pre-transaction compensation package, although it is not consistent with Dynasil's current executive compensation philosophy.

Mr. Richard A. Johnson becomes Chief Financial Officer on January 1, 2010 and has an Employment Agreement with a twenty-four (24) month term. Mr. Johnson's compensation package includes an annual salary of $150,000, eligibility for a target bonus payout of 33% of base pay per fiscal year based on accomplishment of specific goals. He also receives standard Dynasil benefits and expense reimbursements.

Option Grants in Last Fiscal Year

During the year ended September 30, 2009, 707,116 stock options were granted at prices ranging from $1.40 to $2.65 per share and with a total value of $197,095. Of these, 532,116 options were granted at prices ranging from $1.58 to $2.65 per share for Directors' Compensation with a fiscal year 2009 value totaling $117,528 plus deferred value of $19,528 that will vest in each year, 2010 and 2011. Additionally, 75,000 options with exercise prices set at $1.50 per share were granted to members of the Commercialization Advisory committee, with a total value of $16,470. A total of 100,000 stock options at prices ranging from $1.40 to $1.73 per share were granted to employees as signing/retention bonuses with a total potential, deferred value of $24,040.

Related Party Transactions

During the years ended September 30, 2009 and 2008, building lease  payments  of  $114,000  and  $114,000  were  paid  to
Optometrics   Holdings,   LLC  in   which   Laura   Lunardo,
Optometrics' COO has a 50% interest.

During the years ended September 30, 2009 and 2008, building lease payments of $760,985 and $188,055, were paid to Charles River Realty, dba Bachrach, Inc., which is owned by Dr. Gerald Entine and family, the Company's President of RMD Research.

On September 30, 2008, a loan for $2,000,000 was completed with a company in which the Company's President of RMD
Research, Dr. Gerald Entine, and Vice-President of RMD Instruments, Mr. Jacob Pastor, have greater than 90% interest. The loan currently bears interest at 9% and a balloon payment of all principal is due on October 1, 2010. Interest expense for the year ended September 30, 2009 was $160,000.


                           ITEM 2

THE  BOARD OF DIRECTORS RECOMMENDS ADOPTION OF THE 2010  STOCK
INCENTIVE PLAN WHICH REPLACES THE EXPIRED 1999 STOCK INCENTIVE
PLAN.

The Company adopted a Stock Incentive Plan in 1999 (the "1999 Plan") that provided for, among other incentives, the discretionary granting to officers, directors, employees and consultants of options to purchase shares of the Company's common stock and to also grant shares of common stock. The 1999 Plan has expired and the Board of Directors has recommended that the stockholders adopt a new plan, called the 2010 Stock Incentive Plan (the "2010 Plan" or the "Plan"), to replace the 1999 Plan and to continue providing for those incentives. The 2010 Plan is summarized below, but it generally has similar terms and conditions as the 1999 Plan. The 2010 Plan will have a ten year life and with an aggregate of 6,000,000 shares of common stock authorized for issuance pursuant to it, including options or share issuances granted or made in replacement for grants or issuances under any previous plan adopted by the Company. The shares issuable under the Plan are shares of authorized but unissued or reacquired common stock, including shares repurchased by the Company. The 2010 Plan provides for the grant of options that are required to be exercisable at or above the fair market value on the date of grant and that typically vest over a three to five-year period. The Plan also allows eligible persons to be issued shares of the Company's common stock either through the purchase of such shares or as a bonus for services rendered to the Company. Shares are generally issued at the fair market value on the date of issuance or at the average market price for the period where services were provided, although they may be issued at any higher value. The Plan also will be used for issuing shares due to Directors as a portion of their Directors' fees, as well as for other uses contemplated by it. To fulfill these objectives, the Board of Directors is seeking stockholder approval of the 2010 Stock Incentive Plan.

In  addition to share issuances, the Plan generally provides for the grant of "incentive stock options" ("ISOs") and "nonstatutory stock options" ("NSOs"). ISOs are options that are intended to be, and qualifies as, "incentive stock options" within the meaning of Section422 of the Internal Revenue Code, which requires ISOs to meet certain requirements when granted and during the time the option is held by the optionee until exercise, including continued employment.
ISOs may only be granted to employees of the Company or its subsidiaries. NSOs may be granted and shares of stock may be issued to employees, directors and consultants to the
Company.   The  aggregate number of  employees  eligible  to
receive options or share issuances at the date of this Proxy Statement is approximately 190, the number of directors is planned to be seven for 2010, if all nominees for director are elected, and the Company estimates that the number of consultants or others who will receive or be eligible to receive options or shares under the Plan over the next twelve  months  will  not exceed 30.  There  are  limits  on grants of ISOs to 10% stockholders of the Company and a $100,000 limit on the value of ISOs that may be granted to first-time optionees during any calendar year. Options that do  not  qualify as ISOs are NSOs.  Permitted payment  terms for  option  exercises include cash or check,  certain  loan
arrangements  permitted  by  the  Federal  Reserve   Board's
Regulation  T,  delivery of other shares  of  the  Company's
common   stock,   so-called  "net   exercise"   arrangements
permitted  by  the  Plan  and  any  other  form   of   legal
consideration  permitted by the Board.   Generally,  options
granted under the Plan may not be transferred except in  the
case   of  death,  disability  or  pursuant  to  a  domestic
relations   order.   Except  in  instances   of   death   or
disability, ISOs must be exercised within three months after an optionee terminates employment with or service to the Company.

The Plan will be administered by the Board, although the Board has a broad power to delegate its administrative powers to one or more of its committees. The Board also may delegate to one or more of the Company's officers the authority to designate non-officer employees to receive options or share issuances and the terms of such grants or issuances and to determine the number of shares of common stock to be subject to options granted or share issuances to those employees so long as the Board resolutions regarding such delegation specify the total number of shares of common Stock that may be subject to the options granted or shares issued by such officer(s) and that such officer(s) may not grant an option or issue shares to themselves. The Board's administrative powers include the power to determine those eligible to receive options or shares, when and how options will be granted or shares issued, combinations of options granted and shares issued, the terms of grants and issuances, numbers of options granted and shares issued, and the terms under which replacement options or shares may be granted or issued. The administrative powers also include the power to construe and interpret the Plan, including correcting defects and ambiguities, settle controversies, accelerate option exercises, share issuances or vesting, suspend or terminate the plan (subject to applicable contract rights), amend the Plan to comply with applicable law, subject to the need to obtain stockholder approval to materially increase the number of shares of common stock available for issuance under the Plan, materially expand those eligible to receive option grants or share issuances, materially increase the benefits available under the Plan or materially reduce the process at which shares may be issued or purchased under the Plan or materially extend the term of the Plan, submit any amendment for stockholder approval, amend the terms of any one or more options or share issuances in certain cases, generally exercise such powers and perform such acts as the Board deems necessary, desirable, advisable or expedient to promote the best interests of the Company and to adopt procedures and sub-plans as necessary or appropriate to permit participation in the Plan. All determinations, interpretations and constructions made by the Board in good faith are final, binding and conclusive.

The  Plan  also contains certain provisions that  accelerate
option      vesting     or     limit      the      Company's
repurchase/cancellation  rights  in  the  event  of  certain
"corporate transactions" or "changes in control".

The  foregoing  description  or  summary  of  the  Plan   is
qualified in its entirety by reference to the full text of the Plan, which is included in this Proxy Statement.

The following table provides certain information on the new benefits to be provided under the Plan to the individuals or groups indicated: As the benefits to be received in the future if the Plan is adopted cannot be determined, the information provided describes the benefits that would have been received had the Plan been in effect during the Company's 2009 fiscal year.

        2010 Stock Incentive Plan - New Plan Benefits
             Which Reflects Actual 2009 Activity

Name and Position         Dollar Value ($)  Number of        Number of
                                            Options Granted  Shares Issued

Craig Dunham-               -0-                  0                 0
President, CEO

Gerald Entine-              -0-                  0                 0
President RMD Research

Laura Lunardo-              -0-                  0                 0
COO Optometrics

Executive Group            $19,129            80,000               0

Non-Executive Directors   $156,585           532,116             40,075

Non-Executive
 Officer Employees          $4,911            20,000               0


The  securities to which the 2010 Plan will relate  are  an
aggregate  of  6,000,000  shares of  the  Company's  common
stock.  As of December 22, 2009, the aggregate market value
of  those shares was $15.9 million.  The 2010 Plan provides
for   the  grant  of  options  that  are  required  to   be
exercisable at or above the fair market value on  the  date
of  grant and that typically vest over a three to five-year
period.  The Plan also allows eligible persons to be issued
shares  of  the Company's common stock either  through  the
purchase of such shares or as a bonus for services rendered
to  the  Company.  Shares are generally issued at the  fair
market  value  on the date of issuance or  at  the  average
market  price for the period where services were  provided,
although   they   may  be  issued  at  any  higher   value.
Generally, options may only be granted or shares issued in consideration of the optionee's or recipient's agreement to provide personal services to the Company in a capacity such as employee, director or consultant. In certain instances, options may be granted or shares issued in recognition of the Company's receipt of special or extraordinary benefits from an optionee's or recipient's efforts on behalf of the Company.

Recipients of ISOs have no income tax consequence  from  or
at the time of grant or an ISO or at or as a result of its exercise. However, the excess of the fair market value of the  stock received on exercise over the exercise price  is
usually  a  tax  preference  adjustment  for  purposes   of
calculating the alternative minimum tax.  If exercise of an
ISO  results in the optionee incurring alternative  minimum
tax, generally Section53 of the Code provides an alternative minimum tax carryover for future years. The Company will have  no tax consequence from the grant or exercise  of  an
ISO.   If  the optionee has ordinary income on the sale  or
disposition of shares acquired on exercise, the Company should be entitled to a Section162 compensation deduction equal to the amount of ordinary income.

The  income tax treatment of NSOs is complex.  As a general
rule,   Section83  of  the  Code  taxes  employees  who   receive
compensatory property at its fair market value and as compensatory income if the fair market value is "readily ascertainable" at the time of grant, but there is no taxable  event  as a result of the grant  if  there  is  no
readily  ascertainable fair market value.  If the grant  is
taxed as ordinary income at the time of grant, there is  no
tax  effect  when the option is exercised and any  gain  on
sale   will   generally  receive  long-term  capital   gain
treatment.   If  there is not a readily ascertainable  fair
market  value at the time of grant, there is no tax  effect
at  that  time.   However, in that  event,  the  difference
between the exercise price paid and the value of the securities acquired at the time of exercise must be included in gross income as compensation income at the time of exercise. Generally speaking, Section83(h) of the Code allows an employer a compensation deduction for NSOs for the amount included in income by the employee in its taxable year in which or with which the employee's taxable year  of
income   inclusion  ends,  although   if   the   NSOs   are
"substantially  vested"  at  the  time  of  transfer,   the
employer's deduction is allowed in accordance with its normal method of accounting. In any event, under Section162(m) of the Code a publicly held corporation may may not deduct more than $1 million in compensation expense per year paid or accrued for a "covered employee".

Reference  is  made to the information set forth  above  in
this  Item  2 of this Proxy Statement and under Item  1  of
this  Proxy  Statement  for  information  relating  to  the
Company's  option grants during its 2009  and  2008  fiscal
years.   The information in the following table supplements
that information:

                  Other Option Information

Recipient(s)       Options received in   Options to be received in
                   Fiscal Year 2009      Fiscal Year 2010
Craig Dunham,
President and CEO         0                       *

Gerald Entine,
President RMD
Research                  0                       *

Laura Lunardo,
COO Optometrics           0                       *

All Current
Executive Officers
as a Group            80,000                      *

All Current
Non-Executive
Directors
as a Group           532,116                      *

All New
Nominees for
Election as
Directors                 0                    160,000
Each "associate"
of the foregoing          0                       *

Each other person
who received
5% of option granted      0                       *

All employees
other than
Executive Officers
as a Group            20,000                      *


*To be determined.

THE  BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
"FOR" THIS PROPOSAL.


                           ITEM 3
   RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Subject to approval of the Company's stockholders, the Board of Directors has decided that Haefele, Flanagan & Co., p.c., which firm has been the independent certified public accountants of the Company for the fiscal year ended September 30, 2009, be continued as independent accountants for the Company. The stockholders are being asked to approve the Board's decision to retain Haefele, Flanagan & Co., p.c. for the fiscal year ending September 30, 2010.

A representative of Haefele, Flanagan & Co., p.c. will be available by telephone at the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.


Accountants Fees

(a)   Audit Fees
     The   aggregate  fees  billed  or  to  be  billed   for
     professional   services  rendered  by   the   Company's
     principal accountant for the audit of the Company's annual financial statements for the fiscal years ended September 30, 2009 and 2008 and the reviews of the financial statements included in the Company's Forms 10-Q during those fiscal years are $121,320 and $93,750, respectively.

 (b)  Audit Related Fees
     The aggregate fees billed or to be billed for professional services rendered by the Company's principal accountant for "audit related" fees for the fiscal years ended September 30, 2009 and 2008 were $0 and $63,220, respectively. The fiscal year 2008 fees related to due diligence fees of $28,220 for the RMD acquisition and RMD audit fees of $35,000.

(c)   Tax Fees
     The Company incurred fees of $14,500 and $12,000 during the last two fiscal years for professional services rendered by the
     Company's principal accountant for tax
     compliance, tax advice and tax planning.

(d)  All Other Fees
     The Company incurred fees of $1,440 for
     Sarbanes Oxley consultations by the Company's principal accountant during fiscal year 2009 and $1,800 during fiscal year 2008.

(e) Pre-approval Policies and Procedures
     The  Board  of Directors has adopted  a  pre-
     approval  policy  requiring  that  the  Audit
     Committee pre-approve the audit and non-audit
     services performed by the independent auditor
     in order to assure that the provision of such
     services   do   not  impair   the   auditor's
     independence.   All auditor  fees  were  pre-
     approved during fiscal years 2009 and 2008.

THE  BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE  "FOR"
RATIFICATION OF THE APPOINTMENT OF HAEFELE, FLANAGAN &  CO.,
P.C.  AS  THE COMPANY'S INDEPENDENT ACCOUNTANTS  FOR  FISCAL
YEAR ENDING SEPTEMBER 30, 2010.

                        OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting of Stockholders other than the items referred to above. In the event that any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                   ADDITIONAL INFORMATION

Stockholder Proposals for the Annual Meeting. Stockholders interested in presenting a proposal for consideration at the Company's annual meeting of stockholders in 2011 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's by-laws. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate Secretary no later than August 31, 2010.

Stockholder Communications to the Board. Stockholders interested in communicating to the Dynasil Board of Directors may do so through the Dynasil website, www.Dynasilcorp.com, by clicking on "Contact" and then "Request Information".

Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.



                    By order of the Board of Directors:



                    Patricia L. Johnson, Corporate Secretary


January 6, 2010
West Berlin, New Jersey